Exhibit 99.1

HMN Financial, Inc. Declares Dividend

ROCHESTER, Minn.--(BUSINESS WIRE)--HMN Financial, Inc. (HMN) (Nasdaq:HMNF) today announced that it was maintaining its current dividend rate and its Board declared a dividend of 25 cents per share payable on September 8, 2008 to stockholders of record on August 25, 2008.

HMN also announced today that its Board has extended its stock repurchase program until January 26, 2010; therefore, HMN is authorized to purchase up to 300,000 shares of its common stock from time to time in transactions on the NASDAQ Market or otherwise. HMN has approximately 4.2 million shares of common stock outstanding.

HMN Financial, Inc. and Home Federal are headquartered in Rochester, Minnesota. Home Federal operates ten full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal also operates a loan origination office in Sartell, Minnesota. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota.

CONTACT:
HMN Financial, Inc.
Michael McNeil, 507-535-1202
President